Exhibit 5.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of Tricon Residential Inc. of our report dated March 2, 2021 relating to the consolidated financial statements of Tricon Residential Inc., which is filed as Exhibit 4.2 to this Registration Statement. We also consent to the reference of us under the heading “Interests of Experts” in such Registration Statement, and the reference to us under the heading “Interests of Experts” in the Annual Information Form of the Company dated March 2, 2021, which is filed as Exhibit 4.1 to such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

October 6, 2021

Toronto, Ontario, Canada